Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2022, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of NorthEast Community Bancorp, Inc. for the year ended December 31, 2021.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

September 29, 2022